News Bulletin

For Further Information:
Richard R. Putnam
Investor Relations
(801) 817-1776

2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2331
www.franklincovey.com

FRANKLINCOVEY ANNOUNCES
• NEW DISTRIBUTION ALLIANCES
• SUCCESSFUL COMPLETION OF NYSE LISTING REQUIREMENT

Salt Lake City, Utah– September 23, 2003 — FranklinCovey (NYSE: FC) a global leader in effectiveness training, productivity tools and assessment services for organizations, teams and individuals, announced today it is expanding it’s new strategic alliance within the office superstores channel. A select offering of FranklinCovey products are currently available at Staples. FranklinCovey has agreed to introduce similar offerings with Office Depot and OfficeMax. This strategic distribution alliance will enable FranklinCovey to sell a selected product line in over 2,000 combined superstores along with the 150 Company owned retail stores. The new office superstores will offer selected FranklinCovey planning pages, starter kits, binders and accessories and will greatly increase the availability of the FranklinCovey product line through this business supplies channel. The Company owned stores will continue to play an integral part of the overall retail strategy and will offer the complete FranklinCovey product line along with access to its training services.

“We are delighted with the initial results of this new venture,” said Rick Wooden, Vice President of Wholesale Products for FranklinCovey. “This will allow us to leverage our tools into thousands of superstores around the country. We are excited by the early results and order through rates that we are seeing as the retailers load the product line in their stores. This new strategy potentially opens the door to a larger international retailing opportunity as well.”

The new strategic alliance will give FranklinCovey a competitive advantage and allow consumers access to the FranklinCovey brand and quality never this extensively available through the superstores channel. The selected product line is now available in Staples stores and will be available in Office Depot and OfficeMax by the first of October.

FranklinCovey also announced the successful completion of a six-month review by the NYSE with regard to the $1 minimum stock price continued listing standard. On April 14, 2003, the Company announced that it had received notification of non-compliance from the NYSE in regard to its stock price being below $1.00 per share and having a market capitalization below the $15 million minimum. The Company’s submitted plan to achieve compliance with the NYSE listing standards was reviewed and accepted by the NYSE. The NYSE granted FranklinCovey a six-month period to achieve the minimum $1.00 per share price, which ended on September 21, 2003. Today, the Company received notification from the NYSE that FranklinCovey is in compliance with the $1.00 per share minimum price standard and that no further action will be taken by the Exchange on this standard. The NYSE will continue to monitor the Company over the next two to twelve months with respect to the minimum market capitalization, even though it recognizes that FranklinCovey’s market cap currently exceeds this minimum requirement.

About FranklinCovey

FranklinCovey is a global leader in effectiveness training, productivity tools, and assessment services for organizations and individuals. FranklinCovey helps companies succeed by unleashing the power of their workforce to focus and execute on top business priorities. Clients include 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions. Organizations and individuals access FranklinCovey products and services through corporate training, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 150 retail stores, and www.franklincovey.com. More than 2,000 FranklinCovey associates provide professional services and products in 39 offices and in 95 countries.

Safe-Harbor Statement

This announcement contains forward-looking statements that necessarily are based on certain assumptions and are subject to certain risks and uncertainties, including acceptance of the Company’s products by the customers of Staples, Office Depot, and OfficeMax, performance of the Company’s products vis-à-vis other products available to such superstore retailers, whether or not such products are competitive, the Company’s ability to successfully integrate with the ordering and restocking systems of Staples, Office Depot, and OfficeMax, and competition from other providers of similar products. In addition, the future performance of the Company is subject to more general factors identified and discussed in the Company’s 2002 10-K and subsequent 10-Q reports filed with the Securities and Exchange Commission, many of which are beyond the control or influence of the Company. There can be no assurance that the Company’s actual future performance will meet management’s expectations. These forward-looking statements are based on management’s expectations as of the date hereof, and future results may differ materially from the Company’s current expectations.